Exhibit 99.1

Contact:

Lea-Anne Matsuoka

877-723-2878

investorrelations@raesystems.com

RAE Systems Reports Record Third Quarter Revenue of $12.3 Million

Strong showing by RAE Systems’ core business and its recently-acquired subsidiary boost revenue by 53.9% over Q3 2003

SUNNYVALE, Calif. – October 25, 2004 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today reported record revenue for the quarter ended September 30, 2004. The Company reported revenues of $12.3 million compared to revenues of $8.0 million in the third quarter of 2003, an increase of 53.9%.

The growth in revenue was largely attributable to increased homeland security applications for wireless sensing solutions and radiation pagers. In addition, KLH, the Beijing-based distributor and manufacturer of security, environmental and personal monitors of which RAE Systems owns a majority interest, accounted for $2.4 million of the revenues for the quarter ended September 30, 2004. KLH’s sales were concentrated in applications for the public infrastructure segment and in indoor air security, a significant concern given China’s rapidly growing economy.

Gross margins for the quarters ended September 30, 2004 and 2003 were 61.4% and 58.8%, respectively. The increase was primarily attributable to increased sales of the Company’s wireless sensing solutions, partially offset by KLH’s lower margin sales. Net income for the third quarter of 2004 was $1.1 million, or $0.02 diluted earnings per share, as compared to net income of $725,000 for the same period in 2003, or $0.01 diluted earnings per share.

General and administrative expenses were $2.1 million for the quarter ended September 30, 2004 as compared to $1.3 million for the quarter ended September 30, 2003, an increase of 55.4%. The increase in general and administrative expenses was primarily attributable to the consolidation of KLH, a one-time post-merger KLH accounts receivable write-off, and increased costs associated with Section 404 of the Sarbanes-Oxley Act compliance activities.

Sales and marketing expenses were $2.8 million for the quarter ended September 30, 2004 as compared to $1.7 million for the same quarter in 2003, an increase of 64.6%. This increase was primarily attributable to the consolidation of KLH, increased infrastructure and marketing costs in the United States to enhance the sales of the Company’s wireless sensing solutions, increased infrastructure costs in Europe to position the Company for future growth and increased commissions to our manufacturers’ representatives for the sales of the Company’s wireless sensing solutions.

Research and development expenses were $1.1 million for the quarter ended September 30, 2004. For the same period in 2003, research and development expenses were $717,000. The 48.3% increase was principally related to enhancements of the Company’s wireless products and to develop RAEWatch, a wireless mesh network sensor system with a range of applications in cargo container security, transportation security and indoor air security.

For the quarters ended September 30, 2004 and 2003, the Company recognized tax expenses of $478,000 and $141,000, respectively. Income taxes were relatively low in 2003 due to prior year carryforwards that were used to reduce the effective income tax rate.

RAE Systems updates its prior 2004 guidance to between $43 million and $44 million.

“Our strong performance this quarter is a reflection of our continued emphasis on operational execution and working with our customers and partners to commercialize our cutting edge technologies into sensing solutions that save lives,” said Robert I. Chen, CEO of RAE Systems. “We have continued to make substantial gains in new application markets and new global territories as we focus on providing more, better and faster sensing data to the men and women on the front lines of security and protection.”

Key sales highlights during the quarter included a $5 million, multi-year contract from the United States Environmental Protection Agency for RAE Systems’ redeployable ad hoc wireless sensing networks. The Company had further success in the first responder market, with adoptions coming from a wide range of state, county and municipal organizations across the U.S., including teams in St. James Parish, Louisiana; the Las Vegas, Nevada Police Department; the municipality of Grand Forks, North Dakota; Gallia and Huron counties in Ohio; and several counties across Florida.

Some of the global deployments during the quarter included one of the largest insurance companies in the world, which purchased RAE Systems’ wireless sensing solutions for continuous monitoring of indoor air security in its buildings in New York. International oil and gas companies continued to turn to RAE Systems’ solutions, including Petróleos de Venezuela (PDVSA), which purchased sensing solutions for worker safety and confined space entry monitoring in its exploration and refining operations, and Q8, a Netherlands-based petroleum exploration company, which purchased BadgeRAEs.

Other key developments during the quarter included

•	New product launches, including the ppbRAE Plus, the AreaConnect 500, and the AutoRAE

•	Appointment of Susan Barnes, Senior Vice President and Chief Financial Officer at Intuitive Surgical, to the board of directors

•	The expansion of the advisory board with leading experts in the fields of radiation, power management, sensor networks and biochemical safety

•	Announcement of a partnership with supply chain application company Vastera to launch integrated homeland security controls for maritime trade

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release contains “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “to expect”.

These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc.

Condensed Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(Unaudited)

Assets

Current Assets:
Cash and cash equivalents	$21,904,000	$7,512,000
Short-term investments	10,000,000	—
Notes receivable	503,000	—
Accounts receivable, net of allowance for doubtful accounts of $656,000 and $176,000, respectively	9,863,000	5,380,000
Accounts receivable from affiliate	100,000	—
Inventories	8,277,000	3,659,000
Prepaid expenses and other current assets	2,347,000	762,000
Deferred income taxes	666,000	666,000
Total Current Assets	53,660,000	17,979,000

Property and Equipment, net	4,308,000	1,748,000

Long Term Investment	5,000,000	—

Intangible Assets	2,174,000	—

Deposits and Other Assets	292,000	327,000

Investment in Unconsolidated Affiliate	249,000	509,000
	$65,683,000	$20,563,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$3,030,000	$1,611,000
Notes payable	424,000	—
Accounts payable to affiliate	—	594,000
Accrued expenses	4,068,000	2,159,000
Income taxes payable	980,000	948,000
Current portion of deferred revenue	1,083,000	67,000
Current portion of capital lease obligations	31,000	122,000
Total Current Liabilities	9,616,000	5,501,000
Long term notes payable	1,695,000	—
Minority interest in consolidated entity	4,049,000	—
Deferred revenue, net of current portion	124,000	102,000
Total Liabilities	15,484,000	5,603,000

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 56,868,855 and 46,824,626 shares issued and outstanding, respectively	57,000	47,000
Additional paid-in capital	51,824,000	18,753,000
Cumulative other comprehensive income	19,000	7,000
Accumulated deficit	(1,701,000)	(3,847,000)
Total Shareholders’ Equity	50,199,000	14,960,000
	$65,683,000	$20,563,000

RAE Systems Inc.

Condensed Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$12,264,000	$7,969,000	$30,831,000	$22,768,000

Cost of Sales	4,734,000	3,283,000	11,606,000	8,812,000
Gross Margin	7,530,000	4,686,000	19,225,000	13,956,000
Operating Expenses:
Sales and marketing	2,767,000	1,681,000	7,419,000	5,063,000
Research and development	1,063,000	717,000	2,965,000	2,180,000
General and administrative	2,055,000	1,322,000	5,541,000	3,760,000
Total Operating Expenses	5,885,000	3,720,000	15,925,000	11,003,000
Operating Income	1,645,000	966,000	3,300,000	2,953,000
Other Income (Expense):
Interest income	62,000	7,000	223,000	24,000
Interest expense	(3,000)	(5,000)	(11,000)	(20,000)
Other, net	19,000	(37,000)	51,000	(14,000)
Equity in loss of unconsolidated affiliate	(111,000)	(65,000)	(260,000)	(198,000)
Total Other (Expense) Income	(33,000)	(100,000)	3,000	(208,000)

Income Before Income Taxes and Minority Interest	1,612,000	866,000	3,303,000	2,745,000

Income Taxes	478,000	141,000	1,033,000	450,000

Income before minority interest	1,134,000	725,000	2,270,000	2,295,000

Minority interest in income of consolidated subsidiary	(83,000)	—	(124,000)	—
Net Income	$1,051,000	$725,000	$2,146,000	$2,295,000
Basic Earnings Per Common Share	$0.02	$0.02	$0.04	$0.05
Diluted Earnings Per Common Share	$0.02	$0.01	$0.04	$0.05
Weighted-average common shares outstanding	56,801,158	46,246,408	55,373,290	45,914,155
Stock options	3,147,012	4,566,384	3,131,578	3,995,622
Diluted weighted-average common shares outstanding	59,948,170	50,812,792	58,504,868	49,909,777